Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2004	2003
		(Restated)
Earnings available to cover fixed charges:
Income from continuing operations	$14,683	$17,168
Interest expense	16,775	14,895
Other expenses	427	—
Minority interest convertible into Common Stock	471	580
Discontinued operations	—	—

Earnings available to cover fixed charges	$32,356	$32,643

Fixed charges:
Interest expense	$16,775	$14,895
Interest capitalized	1,253	2,057

Fixed charges	$18,028	$16,952

Preferred stock dividends	3,203	2,657

Fixed charges and preferred stock dividends	$21,231	$19,609

Earnings available to cover fixed charges	$32,356	$32,643
Divided by fixed charges	$18,028	$16,952

Ratio of earnings to fixed charges	1.8x	1.9x

Earnings available to cover fixed charges	$32,356	$32,643
Divided by fixed charges and preferred stock dividends	$21,231	$19,609

Ratio of earnings to combined fixed charges and preferred stock dividends	1.5x	1.7x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2004	2003
Earnings available to cover fixed charges:
Income from continuing operations	$44,885	$42,830
Interest expense	49,042	44,642
Other expenses	1,792	7,305
Minority interest convertible into Common Stock	1,418	1,741
Discontinued operations, net	—	936

Earnings available to cover fixed charges	$97,137	$97,454

Fixed charges:
Interest expense	$49,042	$44,642
Interest capitalized	4,623	7,233

Fixed charges	$53,665	$51,875

Preferred stock dividends	8,588	7,971

Fixed charges and preferred stock dividends	$62,253	$59,846

Earnings available to cover fixed charges	$97,137	$97,454
Divided by fixed charges	$53,665	$51,875

Ratio of earnings to fixed charges	1.8x	1.9x

Earnings available to cover fixed charges	$97,137	$97,454
Divided by fixed charges and preferred stock dividends	$62,253	$59,846

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	1.6x